EXHIBIT 99.2

America’s Car-Mart Names Doug Campbell CEO & Board Member

ROGERS, Ark., Sept. 05, 2023 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) (“America’s Car-Mart,” “we” or the “Company”) today announced that its board of directors has elected current President Doug Campbell to succeed Jeff Williams as Chief Executive Officer and to serve as a director of the Company, each effective October 1, 2023. Williams will remain with the Company as CEO Emeritus through the end of fiscal year 2024. Williams will also continue his service on the board.

The Company also reported its first quarter fiscal 2024 earnings results today. See associated press release America’s Car-Mart Reports First Quarter Fiscal 2024 Earnings.

“Since 2018, America’s Car-Mart has grown its customer base 50%, doubled book value per share, increased finance receivables from $500 million to $1.4 billion, and diversified its funding through a successful securitization program. We have also embarked on several investment projects critical to our long-term success and increasing productivity. Importantly, to reach our full potential, we have aggressively recruited key talented executives. Doug is top among these new talents, and I’m very pleased that he will become CEO of America’s Car-Mart. Doug is a great leader and will take our company to the next level,” said Williams.

Campbell is excited about capitalizing on the Company’s 42-year history and its strong brand to drive future growth.  “I’m thrilled to have such an incredible opportunity to lead America’s Car-Mart as CEO,” said Campbell. “Over the last year I’ve witnessed how dynamic, resourceful, and agile our associates and leaders are. Jeff has led the Company through a challenging environment while kicking off some of the most important initiatives in our Company’s history. I’m thankful for his leadership and ongoing assistance through the transition. I look forward to building upon the momentum Jeff has put in motion, and working with our team on the next chapter of growth and transformation while continuing to give back to the communities we serve.”

Board Chair Josh Welch recognized Campbell and Williams for their leadership and the transformational initiatives put in place during the past year.  “Doug has learned our business quickly – he appreciates our culture, the importance of our value proposition to any community, has made meaningful improvements to our operations and is an excellent leader. Jeff positioned the Company for substantial long-term growth and profitability; Doug has the skillsets to elevate our execution, delivering on the enormous demand for basic transportation and credit in towns across the country,” said Welch. “We are grateful for the many key business initiatives launched under Jeff’s leadership.  Jeff continues to be a large shareholder in America’s Car-Mart and will continue his dedicated work until the end of fiscal year 2024, subsequently remaining as a consultant to the Company to help ensure a smooth transition.”

Before joining America’s Car-Mart in October 2022, Campbell was Senior Vice President, Head of Fleet Services for the Americas, at Avis Budget Group after serving as Vice President of Remarketing leading their wholesale, retail, and factory program disposals. He led the strategic growth of the direct-to-consumer initiative and the overhaul of a business-to-business online direct sales platform, both contributing to meaningful reductions in overall fleet costs. Prior to joining Avis Budget Group, he worked for AutoNation in both corporate and field leadership roles.  Previously, he spent 15 years at Coral Springs Auto Mall as an Executive General Manager overseeing several brands selling both new and used vehicles.

Campbell will continue to serve as President of the Company upon his appointment as Chief Executive Officer.

About America's Car-Mart

America’s Car-Mart, Inc. (the “Company”) operates automotive dealerships in 12 states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States, selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

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Contact: Vickie Judy, CFO at (479) 464-9944
Investor_relations@car-mart.com